Exhibit 99.1

Smith-Midland Announces First Quarter 2018 Results

First Quarter 2018 Highlights

•	Backlog increased to $38.4 million

•	Organic Product Sales growth of 51% for the first quarter 2018 compared to 2017

•	North Carolina plant expansion approved by Board of Directors

MIDLAND, VA. - Smith-Midland Corporation (the Company) (OTCQX: SMID), who develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries, today announced results for the quarter ended March 31, 2018.

CEO Commentary
Rodney Smith, Chairman and CEO, commented, “2018 started off slow as we expected. However, the backlog continues to increase with higher priced work, up to $38.4 million at the beginning of May 2018, as compared to $27.4 million at the same time in 2017.

“We are enthusiastic about the previously announced plant expansion in the fast-growing North Carolina market. The additional production capacity and storage space will allow the Company to bid additional work and provide the ability to produce even larger contracts in the future.”

President Commentary
Ashley Smith, President, COO, and incoming CEO, added, “First quarter earnings were impacted largely by the accounting treatment for the guaranteed buy-back on our largest barrier order ever. Although we’ll see the revenue over the next few years, the revenue deferral of $1.3 million is hurting the bottom-line earnings as we continue to produce, and are paid for, the barrier. The buy-back is strategic for our rental company, which in a few years will have the largest rental fleet of MASH TL3 concrete safety barrier in the United States. This will provide the Company with the opportunity to capture a larger market share of barrier rentals.

“The poor weather conditions across the country during the first quarter significantly impacted royalty income for Easi-Set Worldwide, our licensing company. With the FAST Act starting to play a major role in governmental spending, we are expecting barrier royalty income to increase throughout the remainder of 2018.

“Even with the organic product sales growth of 51% over the prior year, the soundwall design issues continued at the South Carolina plant. Product margins continue to remain a focus for the Company as we are getting pricing pressure for cement, steel, sand, and stone. We are also seeing labor wage increases in our surrounding markets, but the Company can proudly say our employee retention rate is at the highest we’ve seen in years.

“There were many factors that provided unfavorable results in the first quarter of 2018 for the Company, but we continue to vision the long-term growth and profitability potential of Smith-Midland. The second quarter should show improvement as production volume has increased at all plants and the soundwall jobs at the Columbia, South Carolina plant near completion.”

First Quarter 2018 Results
The Company reported first quarter revenues of $9.13 million for 2018 as compared to $9.50 million for the first quarter 2017. The pre-tax loss for the first quarter of 2018 was $0.55 million compared to pre-tax income of $1.36 million in 2017, a decrease of $1.91 million. The Company had a net loss for the first quarter of 2018 in the amount of $0.42 million compared to net income of $0.86 million in 2017, a decrease of $1.28 million. The Company had an income tax benefit in the first quarter 2018 in the amount of $0.13 million compared to income tax expense of $0.50 in 2017, with a 12% rate decrease in 2018 due to the Tax Cuts and Jobs Act.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
AJ Krick, 540-439-3266
ajkrick@smithmidland.com
Sales Inquiries:
info@smithmidland.com